Exhibit 99.1

SPORTS PROPERTIES ACQUISITION CORP.

(a corporation in the development stage)

Balance Sheet

February 1, 2008 (Unaudited)
Assets
Current assets
Cash	$393,038
Cash and cash equivalents — trust account	215,329,225
Prepaid expenses	120,739

Total assets	$215,843,002

Liabilities and stockholders’ equity
Current liabilities
Accrued expenses	$239,534
Deferred underwriters fees	9,296,154

Total current liabilities	9,535,688

Common stock, subject to possible redemption, 6,466,888 shares, at redemption value	64,668,880

Commitments	—

Stockholders’ equity
Preferred stock, $0.001 par value, 1,000,000 shares authorized; none issued and outstanding	—
Common stock, $0.001 par value, 100,000,000 shares authorized; 26,945,371 shares issued and outstanding	26,945
Additional paid-in capital	141,495,797
Retained earnings	115,692

Total stockholders’ equity	141,638,434

Total liabilities and stockholders’ equity	$215,843,002